Exhibit 10.15

Non-Employee Director Compensation Effective January 1, 2014

Eligibility

Directors who are not employees of the Company or any of its subsidiaries and who do not have a compensatory agreement providing for service as a director of the Company or any of its subsidiaries.

Annual Retainer Schedule (paid quarterly in advance on January 1, April 1, July 1 and October 1)

Retainer for each Director	$35,000.
Additional retainer for Chair of Compensation Committee and Nominating and Governance Committee	$5,000.
Additional retainer for Chair of the Audit Committee	$15,000.

Expenses

Company pays directors’ reasonable travel, lodging, meals and other expenses connected with their Board service.

Director Deferred Compensation

Independent outside directors are eligible to voluntarily defer 50% or 100% of their retainer fees and to participate in the Non-Employee Director Deferred Compensation Plan:

•

First election to participate must be made within 30 days of initial eligibility for the plan. Subsequent elections must be made before the end of the year in which services are to be performed. Once made, elections are irrevocable for such year. Election in each year to be Alternative 1, 2 or 3:

Alternative 1:

•	Retainer fees are used to purchase company stock at market price at time that retainer fee is payable. Stock is subject to restriction on transfer until separation from service as a director.

Alternative 2:

•

Retainer fees are credited towards stock units equivalent to value of company common stock at market price at time that retainer fee is payable. Stock units are exchanged for equivalent shares of stock six months after separation from service as a director.

Alternative 3:

•	Retainer fees are payable in cash but deferred until separation from service as a director.